EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made as of December 17, 1999 by and among VIVID HOLDINGS, INC., a Delaware corporation (the "Company"), VIVID PUBLISHING INC. (d/b/a Vivid Studios), a California corporation ("Operating Sub"), COMPUTER ASSOCIATES INTERNATIONAL, INC., a Delaware corporation ("CAI"), and MODEM MEDIA.POPPE TYSON, INC., a Delaware corporation ("MMPT").

                              W I T N E S S E T H:

         WHEREAS, MMPT, the Company, Modem Media.Poppe Tyson Merger Corp., a Delaware corporation ("Acquisition Sub"), Vivid Publishing, Inc. (d/b/a Vivid Studios), a California corporation ("Operating Sub"), and all of the stockholders of the Company are parties to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement");

         WHEREAS, Acquisition Sub will merge with and into the Company, with the Company surviving and becoming a wholly owned subsidiary of MMPT after execution of the transactions contemplated by the Merger Agreement (the "Merger");

         WHEREAS, it is a condition precedent to the obligations of MMPT and Acquisition Sub under the Merger Agreement that (i) the 100 shares of Common Stock of Operating Sub owned by CAI (the "Residual Shares") shall have been sold and delivered to MMPT and (ii) MMPT repay at Closing all amounts owed with respect to the CA Note and to make the Asset/Release Payment (as defined herein);

         WHEREAS, CAI desires to sell, and MMPT desires to purchase, the Residual Shares for the consideration and on the terms set forth in this Agreement and MMPT agrees to pay the CA Note and the Asset/Release Payment, each in full in cash pursuant to the terms of the Merger Agreement;

         WHEREAS, MMPT, CAI and the Company desire to reach an agreement with regard to: (a) that certain promissory note with a face amount of $8,300,000, dated as of June 30, 1999, issued by the Company, as Maker, to Computer Associates (the "CA Note"); (b) that certain Guaranty dated as of June 30, 1999 by Craig Wingate ("Guarantor") in favor of CAI (the "Guaranty"); (c) that certain Shareholders' Agreement, dated as of June 30, 1999, by and among the Company, CAI and Operating Sub (the "Shareholders' Agreement") (d) that certain Stock Purchase Agreement dated as of June 30, 1999 by and among the Operating Sub, the Company, CAI, Platinum technology IP, inc. (the "Stock Purchase Agreement") and (e) that certain Agreement and Plan of Reorganization by and among Platinum International, the Operating Sub and certain stockholders of the Operating Sub dated as of May 29, 1998 (the "Platinum Acquisition Agreement"):

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         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1. Definitions.

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1, or if not otherwise defined in this Agreement, the meanings set forth in the Merger Agreement:

         "Affiliate" --shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

         "Asset/Release Payment" --shall mean $200,000.

         "Contract"--any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Effective Time"--that date and time at which a properly executed certificate of merger is duly filed with the Secretary of State of the State of Delaware pursuant to the Merger Agreement, or at such later time as may be specified therein.

         "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, license, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Governmental Body"--any

         (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MMPT Common Stock"--shall mean the Class A common stock of MMPT, par value $.001 per share.

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         "Order"--any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          "Promissory Notes" --shall mean all outstanding promissory notes issued by the Company, as maker, to founders and third parties (other than the CA Note).

         "Registrable Stock" --shall mean any shares of MMPT Common Stock until
(i) a registration statement covering such shares has been declared effective by the Securities and Exchange Commission and such shares have been disposed of pursuant to such effective registration statement, (ii) such shares are sold under circumstances in which all of the applicable conditions of Rule 144 are met or under which they may be sold pursuant to Rule 144(k) or (iii) such shares are otherwise transferred, MMPT has delivered a new certificate or other evidence of ownership for such shares not bearing the legend required pursuant to this Agreement and such shares may be resold without subsequent registration under the Securities Act.

         "Securities Act"--shall mean the Securities Act of 1933, as amended, and the rules and regulations thereto.

         "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "Vivid Rollover Stock" --shall mean MMPT Common Stock received (i) upon the conversion of common stock of the Company in connection with the Merger, or
(ii) in exchange for the Promissory Notes.

         2. Sale and Transfer of the Residual Shares; Closing.

         2.1 Residual Shares. Subject to the satisfaction of and upon the terms and conditions of this Agreement, at the Closing, as defined herein, CAI agrees to sell and transfer the Residual Shares, and MMPT agrees to purchase the Residual Shares, in exchange for that number of shares of MMPT Common Stock (the "MMPT Shares") equal to the CA Allocation times the

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Stock Exchange Ratio, as such terms are defined in the Merger Agreement. The
Company and MMPT agree that without the prior written consent of CAI, they shall not take any action to amend the Merger Agreement that would change the definitions or the amounts of the CA Allocation and the Stock Exchange Ratio. If between the date of this Agreement and the Effective Time the Purchaser Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the number of shares of Purchaser Common Stock to be delivered pursuant to this Agreement shall be correspondingly adjusted. As of the date hereof, the Fully Diluted Company Shares (as defined in the Merger Agreement) is 10,875,610 and the CA Allocation is 1,208,401. Schedule 2.1 sets forth a computation schedule used by the parties to illustrate the number of shares of MMPT Common Stock which would be issued in connection with the Merger based on the capitalization of the Company as of the date hereof.

         2.2 Surrender of Certificates Representing Shares. At the Effective Time, CAI, upon surrender to MMPT of one or more certificates in valid form representing the Residual Shares, duly endorsed in blank or accompanied by duly executed stock powers, shall be entitled to receive the MMPT Shares in the names and denominations provided by CAI to MMPT in writing at least ten Business Days prior to Closing. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive MMPT shares as provided for in this Agreement.

         2.3 Repayment of CA Note. At the Closing, MMPT agrees to pay in full in cash all outstanding amounts owed under the CA Note, and CAI agrees (a) to give Craig Wingate an acknowledgment of such payment and release of the Guaranty and
(b) to provide MMPT any documents reasonably necessary or desirable to release CAI's security interest relating to the CA Note.

         2.4 Payment of the Asset/Release Payment. At the Closing, MMPT agrees to pay in full in cash the Asset/Release Payment.

         2.5 Closing. The purchase and sale of the Residual Shares (the "Closing") provided for in this Agreement will take place as of the date of closing as provided in Section 2.02 of the Merger Agreement.

         2.6 Piggyback Registration.

         (a) If MMPT proposes to register any of its MMPT Common Stock under the Securities Act (other than a registration (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to MMPT Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of MMPT or (C) in connection with a direct or indirect acquisition by MMPT of another Person), whether or not for sale for its own account, it will each such time, subject to the provisions of Section 2.6(b), give prompt written notice at least 20 days prior to the anticipated filing date of the registration statement relating to such registration to CAI, which notice shall set forth CAI's rights under this Section 2.6 and shall offer CAI the opportunity to include in such registration statement such number of shares of Registrable Stock as CAI may request. Upon the written request of CAI made within 10 days

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after the receipt of notice from MMPT (which request shall specify the number of shares of Registrable Stock intended to be disposed of by CAI), MMPT will use its best efforts to effect the registration under the Securities Act of all Registrable Stock which MMPT has been so requested to register by CAI, to the extent requisite to permit the disposition of the Registrable Stock so to be registered; provided that (x) if CAI requests to be included in MMPT's registration, CAI must sell its Registrable Stock to the underwriters selected by MMPT on the same terms and conditions as apply to MMPT and (y) if, at any time after giving written notice of its intention to register any stock pursuant to this Section 2.6(a) (which such notice shall identify the underwriter(s) and the proposed terms and conditions of the registration) and prior to the effective date of the registration statement filed in connection with such registration, MMPT shall determine for any reason not to register such stock, MMPT shall give written notice to CAI and, thereupon, shall be relieved of its obligation to register any Registrable Stock in connection with such registration (but not from its obligation to pay registration expenses as described in Section 2.6(c)).

         (b) If, in any registration pursuant to this Section 2.6, the managing underwriter advises MMPT that, in its view, the number of shares of MMPT Common Stock that MMPT and its stockholders (including CAI) intend to include in such registration exceeds the largest number of shares of MMPT Common Stock which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "Maximum Offering Size"), then MMPT will include in such registration, in the following priority, up to the Maximum Offering Size.

          (i) first, all shares of MMPT Common Stock proposed to be registered by MMPT and other MMPT stockholders having demand or piggyback registration rights immediately prior to the date hereof up to the Maximum Offering Size; and

          (ii) second, all Registrable Stock requested to be included in such registration by CAI and all Vivid Rollover Shares requested to be included in such registration by the holders thereof (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among CAI's Registrable Stock and the Vivid Rollover Shares on the basis of the relative number of shares of Registrable Stock so requested to be included in such registration).

         (c) MMPT will pay all registration fees in connection with each registration of Registrable Stock pursuant to this Section 2.6, including, without limitation, all registration, filing and NASD fees, all stock exchange listing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for MMPT and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performances and compliance, the fees and disbursements of a single counsel and accountants retained by the holder. CAI will pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Stock of CAI and the fees and expenses of any legal counsel retained by CAI.

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         (d) MMPT agrees to indemnify CAI with respect to any registration under this Section 2.6 on the same basis as MMPT agreed to indemnify other holders of MMPT Common Stock having demand or piggyback registration rights on the date hereof.

         (e) MMPT agrees to use its best efforts to cause Rule 144 or Rule 145 of the Securities Act, as the case may be, to be made available to CAI.

         3. Representations and Warranties of CAI. CAI represents and warrants to MMPT as follows:

         3.1 Organization and Good Standing.

         (a) CAI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. CAI is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the failure to be so qualified or licensed or in good standing would have a material adverse effect on CAI's respective businesses or operations or its ability to consummate the transactions provided for or contemplated by this Agreement.

         3.2  Authority; No Conflict.

         (a) CAI has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CAI, the performance by it of its obligations hereunder and the consummation hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of CAI. This Agreement constitutes the legal, valid and binding obligation of CAI, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

         (b) The execution and delivery of this Agreement by CAI, and the performance by it of its obligations hereunder, will not violate:

          (i) any provision of CAI's Organizational Documents;

          (ii) any resolution adopted by the board of directors or the stockholders of CAI;

          (iii) any Legal Requirement or Order to which CAI may be subject; or

          (iv) any Contract to which CAI is a party or by which CAI may be bound.

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         3.3 Investment Representations. CAI acknowledges and agrees with MMPT that the consideration to be received in the form of MMPT Common Stock will not be registered under the Securities Act and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act. CAI further agrees that it has not entered and will not enter into any transaction or arrangement with respect to the sale, transfer or delivery of the MMPT Common Stock, other than pursuant to any transaction that does not require registration under the Securities Act. CAI is acquiring the MMPT Common Stock for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act. CAI represents that by reason of its business and financial experience it has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. CAI further represents that it is able to bear the economic risk of an investment in the MMPT Common Stock and has an adequate income independent of any income produced from an investment in the MMPT Common Stock, sufficient net worth to sustain a loss of all of its investment in the MMPT Common Stock without economic hardship if such a loss should occur. CAI represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. CAI has been given access to all MMPT documents, records, and other information of MMPT, has received physical delivery of all such document, records and information which CAI has requested, and has had adequate opportunity to ask questions of, and receive answers from, MMPT as well as MMPT's officers, employees, agents, accounts, and representatives concerning MMPT's business, operations financial condition, assets, liabilities, and all other matters relevant to his investment in the MMPT Common Stock.

         3.4 Valid Title. CAI has good and marketable title to the Residual Shares free and clear of all Encumbrances.

         4. Representations and Warranties of MMPT. MMPT represents and warrants to CAI as follows:

         4.1 Organization and Good Standing. MMPT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. MMPT is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the failure to be so qualified or licensed or in good standing would have a material adverse effect on MMPT's respective businesses or operations or its ability to consummate the transactions provided for or contemplated by this Agreement.

         4.2 Authority; No Conflict.

         (a) MMPT has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MMPT, the performance by it of its obligations hereunder and the consummation hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of MMPT. This Agreement constitutes the legal, valid and binding obligation of

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MMPT, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

         (b) The execution and delivery of this Agreement by MMPT, and the performance by it of its obligations hereunder, will not violate:

          (i) any provision of MMPT's Organizational Documents;

         (ii) any resolution adopted by the board of directors or the stockholders of MMPT;

        (iii) any Legal Requirement or Order to which MMPT may be subject; or

         (iv) any Contract to which MMPT is a party or by which MMPT may be bound.

         4.3 Valid Issuance of Shares. The MMPT Common Stock issued by MMPT to CAI pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities laws.

         4.4 SEC Documents; Undisclosed Liabilities. MMPT has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the Securities and Exchange Commission (the "SEC") since December 31, 1998 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and none of the SEC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein , in light of the circumstances under which they were made, not misleading. The financial statements of MMPT included in the SEC Reports comply as to form as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MMPT and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         5. Conditions Precedent. The obligations of CAI, MMPT and the Company under this Agreement are subject to the closing of the Merger Agreement by MMPT, Acquisition Sub, the Company, Operating Sub and all of the stockholders of the Company. The obligations of CAI under this Agreement to deliver the Residual Shares are subject to the following: (a) MMPT shall have arranged and shall have paid in cash upon closing of all amounts due, including, all accrued and unpaid interest, under the CA Note (the "Note Amount") and the Asset/Release

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Payment; and (b) CAI shall have received the proceeds from the account receivable of approximately $115,000 relating to Greg Norman (the "Outstanding Receivable"), or an equivalent amount from the Company or MMPT.

         6. Note Extension. Notwithstanding any term or provision contained in this Agreement, the Guaranty, or the CA Note, the parties hereto further agree that the CA Note shall be amended so that the Maturity Date, as defined therein, shall be February 15, 2000.

         7. Shareholders' Agreement. Upon payment of the MMPT Shares, the Note Amount and the Asset/Release Payment, the Shareholders' Agreement shall be terminated and of no further force and effect.

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         8. Certain Indebtedness. The Company, Operating Sub and CAI hereby state and agree that: (a) except for the CA Note and the payment of the Asset/Release Payment, the Company and Operating Sub have no indebtedness of any kind to CAI or its Affiliates, whether payable now or to be paid in the future, and (b) CAI and its Affiliates have no indebtedness of any kind to either of the Company or Operating Sub, whether payable now or to be paid in the future. CAI acknowledges that under the Merger Agreement, Operating Sub may borrow up to $500,000 from MMPT prior to Closing, secured by computers and office equipment of Operating Sub, and CAI acknowledges that such a loan shall not be deemed to violate any agreements between CAI and Operating Sub or the Company. The Company and Operating Sub agree to make the Asset/Release Payment no later than February 15, 1999 in the event that MMPT does not make the payment for any reason, including any termination of the Merger Agreement.

         9. Release. Upon receipt of the MMPT Shares, the Note Amount, the Asset/Release Payment and the payment of the Outstanding Receivable, the consummation of the Closing, (i) the CA Note shall be terminated and of no further force and effect, and all Encumbrances that the Company has granted to CAI in the 900 shares of common stock of the Operating Sub shall be absolutely and irrevocably released, without need for further action by any Person; (ii) CAI (on behalf of itself and its Affiliates) waives any rights and claims it (or its Affiliates) may have against the Company, the Operating Sub or MMPT and their respective Affiliates, whether in law or in equity, relating to the Stock Purchase Agreement or the Platinum Acquisition Agreement and the transactions contemplated thereby; and (iii) MMPT (on behalf of itself and its Affiliates) waives any rights and claims it (or its Affiliates) may have against CAI and its Affiliates, whether in law or in equity, relating to the Stock Purchase Agreement, the Platinum Acquisition Agreement or the Merger Agreement and the transactions contemplated thereby. The rights and claims waived include, without limitation, claims for contribution or indemnity, breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Following receipt of the Note Amount, the Asset/Release Payment and the payment of the outstanding Receivable and the consummation of the Closing, the Stock Purchase Agreement and the Platinum Acquisition Agreement shall be terminated (if not previously terminated) and all obligations, covenants and agreements contained therein shall be of no further force and effect. CAI, on the one hand, and MMPT on the other hand, shall execute such further documentation as reasonably requested by the other as documentation of the foregoing releases, waivers and terminations.

         10. Treatment of Special Assets. With respect to Assets listed on
Schedule 5.1 of the Stock Purchase Agreement which constitute leased equipment under agreements to which CAI and not Operating Sub is a party (the "Special Assets"), CAI was obligated under the Stock Purchase Agreement to use its best efforts to cause the assignment, sublease or similar arrangement regarding the Special Assets to allow Operating Sub to continue to use such Assets for the same costs and on the same terms to which Operating Sub was currently subject, subject to reimbursement by Operating Sub of CAI for actual costs incurred. CAI agrees that effective as of June 30, 1999, Operating Sub may treat these Special Assets as being owned by Operating Sub and in the event of any claim made on such Special Assets by a third party, CAI agrees to be responsible for the payment of any such claim and to conduct such negotiations and enter into agreements that are necessary or desirable to cause Operating Sub to continue to own such

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Special Assets without any Encumbrances. Operating Sub agrees to cooperate with
CAI in implementing this Section.

         11. General Provisions.

         11.1 Expenses. Except as described in Section 2.6(c), each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

         11.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Computer Associates International, Inc.:

         Computer Associates International, Inc.
         One Computer Associates Plaza
         Islandia, New York 11788
         Attention: President
         Attention:  Steven Woghin, Esq., General Counsel
         Telecopy No. (516) 342-4866

         Modem Media.Poppe Tyson, Inc.:

         Modem Media.Poppe Tyson, Inc.
         230 East Avenue
         Norwalk, Connecticut 06855
         Attention:  General Counsel
         Telecopy No. (203) 299-7060

         Vivid Holdings, Inc.:

         Vivid Holdings, Inc.
         510 Third Street
         San Francisco, CA 94107
         Telecopy No. (415) 512-7202

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         with a copy to:

         Pillsbury Madison & Sutro LLP
         235 Montgomery Street
         San Francisco, California 94104
         Attention:  Linda C. Williams, Esq.
         Telecopy No. (415) 983-1200

         11.3 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. The Company and MMPT represent that the MMPT Shares at Closing will be equal to or exceed 10% of the aggregate consideration to be issued to the stockholders, warrantholders and optionholders of the Company pursuant to the Merger Agreement in their capacity as stockholders, warrantholders and optionholders, and the Company and MMPT each agree that in the event of any modification of the Merger Agreement, the Company and MMPT each will take all necessary actions to preserve CAI's 10% interest.

         11.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.

         11.6 Assignment, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that any party may assign any of its rights under this Agreement to any Subsidiary of such party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.8 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.9 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.11 Termination. Except for Sections 6 and 10, this Agreement shall terminate upon any termination of the Merger Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MODEM MEDIA.POPPE TYSON, INC.              COMPUTER ASSOCIATES
                                           INTERNATIONAL, INC.

By /s/ Gerald M. O'Connell                 By /s/ Steven M. Woghin
   ------------------------------             -------------------------------
Name Gerald M. O'Connel                    Name Steven M. Woghin
     ----------------------------               -----------------------------
Title Chief Executive Officer              Title Senior Vice President and
      ---------------------------                General Counsel
                                                 ----------------------------

VIVID HOLDINGS, INC.                       VIVID PUBLISHING, INC.
                                           (d/b/a Vivid Studios)

By /s/ Craig Wingate
   -------------------------------
        Craig Wingate                      By /s/ Craig Wingate
           President                          -------------------------------
                                           Name Craig Wingate
                                                -----------------------------
                                           Title Chief Executive Officer
                                                 ----------------------------

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